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                                 Exhibit No. 5



                Opinion of Satterlee Stephens Burke & Burke LLP




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                      SATTERLEE STEPHENS BURKE & BURKE LLP
                                230 Park Avenue
                           New York, N.Y. 10169-0079
                                 (212) 818-9200



                                  July 9, 1997


Medarex, Inc.
1545 Route 22 East
Annandale, New Jersey  08801

Dear Sirs:

          You have asked for our opinion in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended, of 42,500 additional shares of common stock, par value $.01 per share, of Medarex, Inc. (the "Company") reserved for issuance upon the exercise of options (the "Options") granted by Houston Biotechnology Incorporated ("HBI") under its 1994A Stock Option Plan (the "Plan"). The Options were assumed by the Company under the terms of a certain Agreement and Plan of Merger dated December 18, 1996 (the "Merger Agreement") among the Company, Medarex Acquisition Corporation, a wholly-owned subsidiary of the Company ("Sub"), and HBI, pursuant to which Sub was merged with and into HBI with HBI being the surviving corporation and becoming a wholly-owned subsidiary of the Company.

          We have reviewed the Plan, as amended to date, the Merger Agreement, and minutes or copies of the corporate proceedings of HBI relating thereto and minutes or copies of the corporate proceedings relating to the Registration Statement hereinabove referred to. Based on the foregoing, it is our opinion that the shares reserved by the Company, upon issuance upon the exercise of Options granted under the Plan in accordance with the provisions of the stock option agreements evidencing such Options, will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof under the laws of the State of New Jersey.

          We understand that a copy of this opinion will be filed as an exhibit to Post-Effective Amendment No.1 to the Registration Statement and we hereby consent to such filing.



                                            SATTERLEE STEPHENS BURKE & BURKE LLP